Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts: Dan Spiegelman SVP & Chief Financial Officer (650) 384-8509 Christopher Chai Treasurer & Executive Director, Investor Relations (650) 384-8560	Media Contact: John Bluth Director, Corporate Communications (650) 384-8850

CV THERAPEUTICS REPORTS 2003 SECOND QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., July 17, 2003 — CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the quarter ended June 30, 2003. For the quarter ended June 30, 2003, the Company reported a net loss of $22.9 million, or $0.81 per share, compared to a net loss of $31.7 million, or $1.23 per share, for the same quarter in 2002. For the six months ended June 30, 2003, the Company reported a net loss of $43.6 million, or $1.56 per share, compared to a net loss of $53.6 million, or $2.09 per share, for the same period in 2002.

Operating expenses for the quarter ended June 30, 2003 decreased to $24.9 million, from $33.5 million for the same quarter in 2002. Operating expenses decreased to $48.1 million for the six months ended June 30, 2003, from $58.5 million for the same period in 2002. The decreases in operating expenses for both periods were primarily due to manufacturing related and NDA filing expenses incurred in 2002. These decreases were partially offset by increases in sales and marketing expenses.

The Company recognized collaborative research revenue of $1.7 million for the quarter ended June 30, 2003, compared to $1.1 million for the same quarter in 2002. For the six months ended June 30, 2003, the Company recognized collaborative research revenue of $3.5 million, compared to $2.3 million for the same period in 2002. The revenue recognized for all periods relates to the reimbursement of certain development costs from collaborative partners and amortization of up-front milestone payments earned.

At June 30, 2003, the Company had cash, cash equivalents and marketable securities of approximately $474.1 million, compared to $410.9 million at December 31, 2002. This increase is primarily due to the issuance of 2% senior subordinated convertible debentures in June 2003, which resulted in gross proceeds of $100 million.

Company management will webcast a conference call on Thursday, July 17, 2003 at 5:30 p.m. EDT, 2:30 p.m. PDT, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Thursday, July 24, 2003. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 1675029.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical trials. If approved by the FDA, Ranexa(TM) would represent the first new class of anti-anginal therapy in more than 20 years. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. CVT-3146, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Adentri(TM), an A1-adenosine receptor antagonist for the potential treatment of acute and chronic congestive heart failure, is licensed to Biogen, Inc. For more information, please visit CV Therapeutics’ website at http://www.cvt.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; the timing of clinical trials; the dependence on collaborative and licensing agreements; approval and commercialization of our products and other risks detailed from time to time in CVT’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. CVT disclaims any intent or obligation to update these forward-looking statements.

— Tables to follow —

CV THERAPEUTICS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	Three months ended June 30,		Six months ended June 30,
	2002 (A)	2003	2002 (A)	2003
Revenues:
Collaborative research	$1,120	$1,717	$2,334	$3,514
Operating expenses:
Research and development	26,974	17,212	46,435	34,090
Sales and marketing	2,527	3,196	3,866	6,055
General and administrative	4,013	4,487	8,211	8,003

Total operating expenses	33,514	24,895	58,512	48,148

Loss from operations	(32,394)	(23,178)	(56,178)	(44,634)
Interest and other income (expense), net	671	315	2,589	1,045

Net loss	$(31,723)	$(22,863)	$(53,589)	$(43,589)

Basic and diluted net loss per share	$(1.23)	$(0.81)	$(2.09)	$(1.56)

Shares used in computing basic and diluted net loss per share	25,790	28,342	25,656	27,909

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2002 (B)	June 30, 2003
Assets
Cash, cash equivalents and marketable securities	$410,913	$474,121
Other current assets	8,952	9,731

Total current assets	419,865	483,852
Property and equipment, net	15,934	15,201
Other assets	5,203	13,721

Total assets	$441,002	$512,774

Liabilities and stockholders’ equity:
Current liabilities	$20,907	$14,067
Long-term obligations	201,130	301,055
Stockholders’ equity	218,965	197,652

Total liabilities and stockholders’ equity	$441,002	$512,774

(A)  Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

(B)  Derived from the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002.